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                                                                    Exhibit 99.1

CPA(R):16 - Global's Second Offering is Now Closed

On December 28, 2006 CPA(R):16 - Global completed its final escrow closing in connection with its second offering, bringing the total raised in connection with that offering to $550 million. CPA(R):16 - Global's Distribution Reinvestment and Stock Purchase Plan remains open for participation by existing stockholders.

Any orders which were not admitted in the fund's last escrow closing will be returned.

W. P. Carey thanks all who contributed to CPA(R):16 - Global's fundraising efforts and wishes everyone the best for 2007!

Carey Financial, LLC, Member NASD/SIPC, a wholly-owned subsidiary of W. P. Carey & Co. LLC, is the sales agent for CPA(R):16 - Global.


FOR BROKER-DEALER USE ONLY                                     1-800-WP CAREY
NOT APPROVED FOR USE AS SALES MATERIAL                         www.wpcarey.com